FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW • SUITE 840

Washington, DC 20036

202-467-6862

(Fax) 202-467-6963

BCSB Bancorp, Inc.

Baltimore, Maryland

Conversion Valuation Appraisal Update

Valued as of June 1, 2007

Prepared By

Feldman Financial Advisors, Inc.

Washington, D.C.

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW • SUITE 840

WASHINGTON, DC 20036

202-467-6862

(Fax) 202-467-6963

June 1, 2007

Board of Directors

BCSB Bancorp, Inc.

4111 E. Joppa Road

Baltimore, Maryland 21236

Members of the Board:

Feldman Financial Advisors, Inc. (“Feldman Financial”) hereby provides an updated appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued (the “Stock Offering”) by BCSB Bancorp, Inc. (“BCSB” or the “Company”), Baltimore, Maryland, as of June 1, 2007, in connection with the mutual-to-stock conversion of Baltimore County Savings Bank, MHC (the “MHC”). Currently, the MHC’s principal activity is the ownership of the majority interest approximating 63.5% in BCSB Bankcorp, Inc. (“Bankcorp” or “Mid-Tier”), the mid-tier holding company for Baltimore County Savings Bank, FSB (the “Bank”). The remainder of the Mid-Tier’s shares (36.5%) is owned by public stockholders. It is our understanding that BCSB will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering to current holders of Bankcorp shares as of the Record Date, members of the local community and the public at large. At the conclusion of the conversion, existing public stockholders of Bankcorp, Inc. will receive new shares of common stock of the Company in exchange for their existing Bankcorp Shares. This Appraisal has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”).

In preparing this Appraisal, we conducted an analysis of the Company that included discussions with its management. In addition, where appropriate, we considered information based upon other available public sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information. We also reviewed conditions in the securities markets in general and the market for thrift stocks in particular. Our Appraisal is based on representations by the Company that information contained in the preliminary offering prospectus and information furnished to us by the Company and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements or any of the other information provided to us by the Company or its independent auditor. Our previous Appraisal as of March 21, 2007 (as revised) is incorporated and supplemented herein by reference.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

BCSB Bancorp, Inc.

June 1, 2007

Our Appraisal is not intended, and must not be construed to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Stock Offering. Moreover, because such valuations are necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Stock Offering will thereafter be able to sell such shares at prices related to our estimate of the Bank’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

Recent Financial Performance

Table 1 summarizes the Company’s financial condition data as of December 31, 2006 and March 31, 2007. Exhibit 1 presents the BCSB’s consolidated balance sheet for the corresponding periods. Total assets decreased by $41.4 million, or 5.4%, from $767.9 million at December 31, 2006 to $726.4 million at March 31, 2007. The change reflected a planned restructuring decrease in the amount of investment securities and loans that were utilized to fund the repayment of certain Federal Home Loan Bank (“FHLB”) borrowings. The Company anticipates a further decrease in assets as the loans held for sale are disposed of and the proceeds are used to repay FHLB borrowings.

Table 1

Selected Financial Condition Data

As of December 31, 2006 and March 31, 2007

(Dollars in Thousands)

	Mar. 31, 2007	Dec. 31, 2006
Total assets	$726,426	$767,851
Cash and cash equivalents	123,869	11,520
Investment securities	67,711	255,922
Loans, net of allowance	407,720	460,379
Loans held for sale	47,695	0
Deposits	591,699	601,328
Borrowings	50,000	104,130
Junior subordinated debentures	23,197	23,197
Total equity	34,435	33,651

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

BCSB Bancorp, Inc.

June 1, 2007

The Company is in the process of restructuring its balance sheet by emphasizing assets and liabilities that will allow it to increase the net interest margin while reducing exposure to risk from interest rate fluctuations. During the quarter ended March 31, 2007, the Company sold or committed to sell approximately $169.1 million of mortgage-backed securities, $31.9 million in mutual funds and $47.7 million in fixed-rate single-family mortgage loans. The Company used a portion of the proceeds from these sales to prepay $68.5 million of FHLB advances with an average cost of 4.97%. During the quarter, BCSB transferred $27.5 million of securities that were previously classified as held to maturity to the available for sale classification. Accordingly, the Company has reclassified all remaining securities as available for sale. The Company accounts for security transactions based upon the trade date. Trade date payables and receivables represent transaction amounts that have not been settled as of the balance sheet date.

The Company estimates that, of the approximate $47.7 million of fixed-rate single-family mortgages that have a weighted average yield of 5.11% and a weighted average maturity of 119 months, approximately 75% of the proceeds from these sales will be used to purchase investment securities with a yield of 5.55% and the remaining funds will be used to fund the origination of commercial mortgage loans as opportunities become available.

Deposits fell by $9.6 million during the quarter, from $601.3 million at December 31, 2006 to $591.7 million at March 31, 2007, primarily due to increased competition. The $54.1 million reduction in FHLB borrowings during the quarter ended March 31, 2007 was due to the planned restructuring.

Total equity increased $0.8 million to $34.4 million at March 31, 2007 from $33.7 million at December 31, 2006. This was primarily attributable to a significant decrease in the accumulated other comprehensive loss due to the realization of the losses as securities were sold. As a result of the increase in capital and decrease in assets, the ratio of total equity to total assets increased to 4.74% at March 31, 2007 from 4.38% at December 31, 2006.

Table 2 presents the Company’s operating results summary for the three months ended March 31, 2007 and 2006. Exhibit 2 provides the Company’s consolidated income statements for the corresponding quarters

BCSB’s net income for the three months ended March 31, 2007 was impacted significantly by the balance sheet restructuring. In March of 2007, the Company elected to sell approximately $169.1 million of securities held in the investment portfolio with a yield 3.51% and use the majority of the proceeds from the sale to repay short-term borrowings with an average cost of 4.97%. In conjunction with the restructuring, the Company realized pre-tax losses on the sales of securities and loans of $7.4 million. The restructuring is expected to have a positive impact in future periods as the yields on securities and loans sold were significantly

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

BCSB Bancorp, Inc.

June 1, 2007

Table 2

Selected Operating Performance Data

For the Three Months Ended March 31, 2006 and 2007

(Dollars in Thousands and Ratios in Annualized Percent)

	Three Months Ended March 31,
	2007	2006
Total interest income	$9,975	$9,881
Total interest expense	6,877	6,135

Net interest income	3,098	3,746
Provision for loan losses	0	0

Net interest income after provision	3,098	3,746
Total noninterest income	(7,084)	259
Total noninterest expense	588	3,893

Income before taxes	(4,574)	112
Income tax expense (benefit)	(1,593)	(2)

Net income	$(2,981)	$114

Return on average assets	(1.59)%	0.06%
Return on average equity	(35.12)%	1.14%
Net interest spread	1.68%	2.07%
Net interest margin	1.73%	2.00%

lower than borrowings that were repaid. During the same period the Bank recovered a partial amount of the loss from the check kiting scheme that was perpetrated on the Bank in June of 2006. The amount recovered from insurance proceeds on a pre-tax basis was $3.4 million and is captured in Table 2 as a reduction in non-interest expenses for the quarter ended March 31, 2007.

Net income decreased by $3.1 million, from $114,000 for the three months ended March 31, 2006 to a loss of ($3.0) million for the three months ended March 31, 2007. The decrease in net income was primarily attributable to a decrease in other income of $7.3 million from $259,000 for the three months ended March 31, 2006 to a loss of $7.1 million for the three months ended March 31, 2007 due primarily to the losses from the aforementioned sale of investments and mortgage-backed securities. Also contributing to the decrease in net income was the valuation provision for loans held for sale of $1.5 million, which was partially offset by

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

BCSB Bancorp, Inc.

June 1, 2007

the receipt of $3.4 million of insurance proceeds for the loss on dishonored checks from a check kiting perpetrated on the Bank. Net interest income also decreased by $648,000, or 17.3% from $3.7 million for the three months ended March 31, 2006 to $3.1 million for the three months ended March 31, 2007.

Net interest income decreased by $648,000 or 17.3% from $3.7 million for the three months ended March 31, 2006 to $3.1 million for the three months ended March 31, 2007. The decrease in net interest income primarily was the result of increases in the average rate on interest bearing liabilities which was partially offset by a decrease in the average balance of interest bearing liabilities. Due to deposits re-pricing faster than loans, the interest rate spread decreased 39 basis points from 2.07% for the three months ended March 31, 2006 to 1.68% for the three months ended March 31, 2007. The Company’s ratio of average interest-earning assets to average interest-bearing liabilities increased from 97.9% for the three months ended March 31, 2006 to 101.4% for the three months ended March 31, 2007. The primary reason for the increase in this ratio is the Bank decreased its interest bearing liabilities by retiring FHLB advances, as the Company restructured its balance sheet. With the sale of low yielding assets and the redemption of high cost borrowings as a result of the balance sheet restructuring, improvements in interest rate spread should occur in the future.

Non-interest income was $259,000 for the three months ended March 31, 2006 as compared to a loss of $7.1 million for the three months ended March 31, 2007. The loss for the three months ended March 31, 2007 was primarily attributable to the loss of $5.9 million from the sale of investments and mortgage-backed securities during the three months ended March 31, 2007. BCSB recorded a valuation allowance on loans held for sale of $1.5 million, as the Company reclassified $47.7 million of loans receivable to loans held for sale. Fees on transaction accounts remained stable at $125,000 for the three months ended March 31, 2006 and 2007. These decreases were partially offset by a decrease in losses on repossessed assets of $51,000 from a loss of $123,000 for the three months ended March 31, 2006 to a loss of $72,000 for the three months ended March 31, 2007. Repossessed assets are primarily vehicles which have been repossessed and are associated with the indirect automobile lending program that was ceased in December 2005. The loss on repossessed assets is the deficiency from net proceeds from the sale of the collateral and the loan balance. Income from Bank Owned Life Insurance (BOLI) increased $16,000 for the three months ended March 31, 2007 from $119,000 for the three months ended March 31, 2006, to $135,000 for the three months ended March 31, 2007. This increase was due to an adjustment in the rate of dividends earned on the BOLI investment Non-interest income increased $257,000 from period to period.

Non-interest expenses decreased by $3.3 million, or 84.9%, from $3.9 million for the three months ended March 31, 2006 to $588,000 for the three months ended March 31, 2007. The decrease in non-interest expenses was primarily due to the recovery of $3.4 million of insurance proceeds on the loss from a check kiting scheme perpetrated on the Company that was

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

BCSB Bancorp, Inc.

June 1, 2007

discovered in June 2006. Excluding this recovery, non-interest expenses would have increased by approximately $48,000 or 1.23% from the quarter ended March 31, 2006 to the quarter ended March 31, 2007. Professional fees also decreased by $11,000, or 8.9%, from $123,000 for the three months ended March 31, 2006 to $112,000 for the three months ended March 31, 2007. Salaries and related expenses decreased by $113,000, or 5.3%, from $2.1 million for the three months ended March 31, 2006 to $2.0 million for the three months ended March 31, 2007. This decrease was primarily due to a decrease in the work force as the Company continues with its cost cutting strategies. Employee benefits were adjusted to be less costly while still offering competitive benefits. These decreases were partially offset by increases in data processing fees of $64,000, from $322,000 for the three months ended March 31, 2006 to $386,000 for the three months ended March 31, 2007, and an increase of $60,000, or 56.6%, in advertising expense, from $106,000 for the three months ended March 31, 2006 to $166,000 for the three months ended March 31, 2007. This increase was due to increased advertising during the period. Occupancy expense increased by $63,000, or 12.2%, from $518,000 for the three months ended March 31, 2006 to $581,000 for the three months ended March 31, 2007. There was also a $17,000 fee on the redemption of FHLB advances as associated with the restructuring plan. Other expenses remained stable at $260,000 for the three months ended March 31, 2007 and 2006 respectively.

The Company’s income tax (benefit) was $(1.6) million and $(2,000) for the three months ended March 31, 2007 and 2006, respectively. The Company’s tax benefit increased for the three months ended March 31, 2007 as compared to the same period in the prior year as the Company’s loss increased due to the loss on the sale of investments and mortgage-backed securities and the valuation allowance on loans held for sale as the Company implemented the balance sheet restructuring. The Company also earned certain income non-taxable income from the Bank Owned Life Insurance during the three months ended March 31, 2007 amounting to $135,000.

Comparative Group: Recent Financial Comparisons

Exhibits 3 and 4 summarize recent financial comparisons of BCSB with the Comparative Group as of for the latest twelve months (“LTM”) available ended March 31, 2007. Our prior Appraisal included a peer group of ten companies. Within that group of companies, one thrift headquartered in New Jersey, Synergy Financial Group (“Synergy”), announced on May 14, 2007 that it had entered into an agreement to sell to New York Community Bancorp. As such, we have removed the institution from the Comparative Group. It should be noted that, at the time of our original Appraisal (March 21, 2007), Synergy was trading at $15.86 per common share resulting in a price-to-tangible-book-value (“P/TB”) ratio of 184.5%. The announced transaction price was $14.18 per share resulting, in a P/TB ratio of 163.1%, approximately 11% below where Synergy was trading at March 21, 2007.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

BCSB Bancorp, Inc.

June 1, 2007

To maintain the Comparative Group at ten institutions, we added Legacy Bancorp, Inc., an $823 million thrift institution with low returns on assets that is headquartered in Massachusetts, to the Comparative Group. Legacy converted from a mutual to a stock institution in October 2005, operates through 12 branches and had total deposit approximating $518 million at March 31, 2007. For the last twelve month period, Legacy had an ROA of 0.28% and an ROE of 1.52%.

Similar to the peer group analysis conducted in our prior Appraisal, the median asset size of the Comparative Group is similar to that of BCSB. The Comparative Group continues to exceed BCSB in funding its assets through loan portfolio investments rather than utilizing the investment portfolio. At March 31, 2007, BCSB had approximately 62.8% of its assets invested in loans, compared to the Comparative Group median of 80.2%. As a function of its balance sheet composition, BCSB continues to under-perform the Comparative Group. The Company’s core ROA (after excluding the losses on asset sales and check kiting recovery) measured negative 0.12% for the LTM period, trailing the Comparative Group median of 0.44%. BCSB’s core ROA was negative 0.08% for the LTM period ended December 36, 2006 as compared to the median for the Comparative Group of 0.48%.

The Company’s lower profitability versus the Comparative Group is primarily attributable to its lower net interest margin, which is only offset partially by its lower noninterest expense ratio. BCSB’s noninterest expense ratio measured 2.01% of average assets for the recent LTM period, as compared to the Comparative Group median of 2.50%. For the most recent LTM period, BCSB’s net interest margin of 1.77% was significantly lower than the Comparative Group median of 2.82%, and its noninterest income ratio of 0.19% trailed the Comparative Group median of 0.38%. BCSB’s net interest margin was 1.84% for the last twelve month period ended December 31, 2006, as compared to the Comparative Group median of 2.65%.

The Company’s ratio of nonperforming assets was 0.37% of total assets, and was higher than the Comparative Group median of 0.30%. BCSB’s nonperforming asset ratio increased slightly from 0.34% at December 31, 2006, primarily due to the fact that assets were reduced through the restructuring. As BCSB has been in a restructuring mode, its growth rates trailed the Comparative Group medians, as the Company has been reducing its size.

Comparative Group: Recent Stock Price Performance

Since our prior Appraisal (March 21, 2007), trading market prices of thrift stocks have generally trended lower. Exhibit 5 summarizes the net change of the Comparative Group’s stock prices and selected market index performances between March 21, 2007 and June 1, 2007. Overall, the Comparative Group posted an average price change of negative 3.4% and median

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

BCSB Bancorp, Inc.

June 1, 2007

price change of negative 4.1% over the observed period. All but three of the ten Comparative Group companies posted a net stock price loss. The SNL Thrift Index of all publicly traded thrift institutions fell by 0.6% over the observed period while the Standard & Poor’s 500 Stock Index was up by 10.5%. Most other thrift stock indexes exhibited similar performance overall to the SNL Thrift Index during this period. The SNL $500 Million-$1 Billion-Asset Thrift Index was down 0.7% since our previous Appraisal.

It is not surprising that as the stock price performance of the Comparative Group has been somewhat negative recently, stock market conditions for financial issues remain unsettled. Despite the hardships that the market has imposed on financial institutions, the broader market continues to show dramatic increases, even though the impact of still high energy prices (including the skyrocketing costs of gasoline) and the downward trend in new and existing home sales provide some indication that consumer spending may be dampening. However, consumer spending and the economy in general have proven very resilient in the current business cycle. The unpredictability of the market for financial institution stocks is related to differing views and uncertainty surrounding the Federal Reserve Board’s next few monetary policy decisions. The inverted yield curve continues to put downward pressure on the net interest margins of financial institutions.

Recent Second-Stage Thrift Conversion Activity

Exhibit 6 provides a summary of recent second-stage stock offerings completed from January 1, 2005 to June 1, 2007 (there has been one new issue since our original appraisal). As shown in Exhibit 6, the fully converted price-to-book value ratios for the second-stage offerings completed in this time period averaged 107.6% and the price-to-tangible book value ratio averaged 110.7%.

These recent second-stage offerings continued the trend of a restrained after-market performance during initial trading for second-stage stock offerings. Some are below their initial offering prices many months after conversion. Four of these twelve offerings exhibited closing prices at June 1, 2007 below their IPO pricing levels. None of the listed second-stage offerings exhibited a price increase of more than 10% in the first trading day and only two offerings exhibited a price increase of greater than 10% after one month.

Recent Acquisition Activity

Exhibit 7 provides a summary of recent acquisition activity in the state of Maryland since January 1, 2005 through June 1, 2007. There have been no newly announced acquisitions since our previous appraisal.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

BCSB Bancorp, Inc.

June 1, 2007

Valuation Review and Analysis

Since our prior Appraisal, BCSB restructured its balance sheet and experienced a quarterly loss of $3.0 million for the three months ended March 31, 2007. Net interest income also experienced a decline from the same quarter in 2006 and was basically flat as compared to the quarter ended December 31, 2006. The downward earnings trend exhibited by the Company somewhat reflects a narrowing of its net interest margin and spread. For the three months ended March 31, 2007, the Company’s net interest spread measured 1.68% as compared to 1.71% at December 31, 2006 and 2.07% at March 31, 2006. As BCSB has recently implemented a balance sheet restructuring effort, it is expected that the Company’s net interest margin and spread will expand over the near term; however, the interest rate environment will remain challenging given the inverted nature of the yield curve.

Although BCSB posted negative earnings, the Company’s total equity increased from $33.7 million at December 31, 2006 to $34.4 million at March 31, 2007, largely due to the reduction in the accumulated other comprehensive losses for the quarter. The Bank’s Tier 1 core capital decreased in dollars from $47.5 million at December 31, 2006 to $45.9 million at March 31, 2007. In relationship to adjusted total assets, the Bank’s Tier 1 core capital ratio improved from 6.00% at December 31, 2006 to 6.42% at March 31, 2007 due to a lower asset base.

Based on the Company’s continued operating performance, market movements of the Comparative Group and current market conditions for thrift stocks, we have concluded that the Company’s pro forma market value on a fully converted basis should be lowered from our March 21, 2007 valuation. We have determined that the midpoint of the valuation range to be $74.0 million, approximately 6.0% lower than the $78.7 midpoint of our original Appraisal. This revised value produces a minimum valuation of $62.9 million, a maximum of $85.1 million and an adjusted maximum of $97.9 million.

Exhibit 8 provides the updated pro forma valuation ratios of BCSB Bancorp as of March 31, 2007 on a fully converted basis as compared to the Comparative Group pricing ratios as of June 1, 2007. The assumptions utilized in determining the pro forma pricing ratios are detailed in Exhibit 9. At the updated midpoint of $74.0 million on a fully converted basis, BCSB is valued at 101.1% of pro forma book value and 104.7% of pro forma tangible book value. The Company’s 104.7% price-to-tangible-book ratio reflects a 16.7% discount to the corresponding Comparative Group median of 125.8% and an 18.3% discount to the all public price-to-tangible-book median of 128.1%.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

BCSB Bancorp, Inc.

June 1, 2007

Given the softness of the market for financial institution stocks in general (primarily attributed to the squeeze in net interest margins due to the inverted yield curve), and the recent aftermarket performance and pricing of second-stage offerings, we believe that it is unlikely today that BCSB would be priced at the upper end of the valuation range. The midpoint of the revised valuation range is consistent with the pricing of previous second-stage offerings, while a valuation at the minimum provides pro forma pricing ratios below book and tangible book value.

Exhibit 10 shows the Stock Offering range and pro forma financial data. Exhibit 11 shows the Pro Forma Fully Converted Analysis at the Midpoint. Exhibit 12 illustrates the Comparative Valuation Ratio Differential between BCSB, the comparative Group and the All Public Thrifts.

Exhibit 13 contains financial performance and market price information for the universe of all public thrift institutions, excluding those subject to an announced merger or operating under the mutual holding company structure.

Valuation Conclusion

It is our opinion that, as of June 1, 2007, the aggregate estimated pro forma market value of the BCSB on a fully converted basis was within the valuation range of $62,917,860 at the minimum to $85,124,160 at the maximum, with a midpoint of $74,021,010. At the adjusted maximum, the estimated pro forma market value is $97,892,780.

Sincerely,

FELDMAN FINANCIAL ADVISORS, INC.

/s/ Trent R. Feldman
Trent R. Feldman
President

/s/ Michael S. Green
Michael S. Green
Principal

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 1

Consolidated Balance Sheets

As of December 31, 2006 and March 31, 2007

(Dollars in Thousands)

	March 31, 2007	Dec. 31, 2006
ASSETS
Cash and due from depository institutions	$9,274	$10,132
Interest-bearing deposits in other banks	65,890	1,323
Federal funds sold	48,705	65

Cash and cash equivalents	123,869	11,520
Interest bearing time deposits	100	100
Securities available for sale	6,443	137,499
Investment securities held to maturity	0	1,496
Mortgage-backed securities available for sale	57,548	82,933
Mortgage-backed securities held to maturity	0	27,620
Loans, net of allowance	407,720	460,379
Loans held for sale	47,695	0
Premises and equipment	10,754	10,988
Federal Home Loan Bank of Atlanta stock	3,620	6,274
Foreclosed real estate	101	94
Bank owned life insurance	13,531	13,378
Goodwill and other intangibles	2,506	2,521
Accounts receivable-trade date securities	41,981	0
Other assets	10,558	13,049

Total Assets	$726,426	$767,851

Liabilities and Equity
Deposits	$591,699	$601,328
Federal Home Loan Bank advances	50,000	104,130
Junior subordinated debt	23,197	23,197
Other liabilities	27,095	5,545

Total liabilities	691,991	734,200

Stockholder’s Equity
Common Stock	59	59
Paid-in capital	21,474	21,425
Obligation under rabbi trust	1,170	1,257
Retained earnings – substantially restricted	13,297	16,278
Employee stock ownership plan	(136)	(182)
Stock held by rabbi trust	(1,125)	(1,203)
Accumulated other comprehensive income (loss)	(304)	(3,983)

Total equity	34,435	33,651

Total Liabilities and Equity	$726,426	$767,851

Source: BCSB Bankcorp, Inc., consolidated financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 2

Consolidated Income Statements

For the Three Months Ended March 31, 2006 and 2007

(Dollars in Thousands)

	Three Months Ended March 31,
	2007	2006
Total interest income	$9,975	$9,881
Total interest expense	6,877	6,135

Net interest income	3,098	3,746

Provision for loan losses	—	—

Net interest income after provision	3,098	3,746

Loss on repossessed assets	(72)	(123)
Valuation allowance on loans held for sale	(1,506)	—
Fees and service charges on deposits	123	124
Loss on sale of investments and MBS	(5,891)	—
Income from bank owned life insurance	135	119
Other	127	139

Total noninterest income	(7,084)	259

Salaries and employee benefits	2,014	2,127
Net occupancy and equipment expense	889	823
Data processing expense	386	322
Professional fees	112	123
Advertising	166	106
(Recovery) on dishonored checks	(3,353)	—
Telephone, postage and supplies	96	125
Debt retirement expense	17	—
Other	261	267

Total noninterest expense	588	3,893

Income before income tax expense	(4,574)	112
Income tax expense (benefit)	(1,593)	(2)

Net income	$(2,981)	$114

Source: BCSB Bankcorp, Inc., consolidated financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 3 General Financial Performance Ratios As of or for the Latest Twelve Months Ended March 31, 2007

[TABLE OMITTED]
IN ACCORDANCE WITH RULE 202 OF REGULATION S-T,
THIS FIGURE IS BEING FILED IN PAPER PURSUANT TO A
CONTINUING HARDSHIP EXEMPTION.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 4 Balance Sheet Composition As of the Latest Twelve Months Ended March 31, 2007

[TABLE OMITTED]
IN ACCORDANCE WITH RULE 202 OF REGULATION S-T,
THIS FIGURE IS BEING FILED IN PAPER PURSUANT TO A
CONTINUING HARDSHIP EXEMPTION.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 5 Recent Stock Price and Price/Tangible Book Value Performance

[TABLE OMITTED]
IN ACCORDANCE WITH RULE 202 OF REGULATION S-T,
THIS FIGURE IS BEING FILED IN PAPER PURSUANT TO A
CONTINUING HARDSHIP EXEMPTION.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 6 Summary of Recent Second Step Stock Offerings Transactions Completed Since January 1, 2005

[TABLE OMITTED]
IN ACCORDANCE WITH RULE 202 OF REGULATION S-T,
THIS FIGURE IS BEING FILED IN PAPER PURSUANT TO A
CONTINUING HARDSHIP EXEMPTION.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 7 Summary of Recent Maryland Acquisition Activity Transactions Announced Since January 1, 2005

[TABLE OMITTED]
IN ACCORDANCE WITH RULE 202 OF REGULATION S-T,
THIS FIGURE IS BEING FILED IN PAPER PURSUANT TO A
CONTINUING HARDSHIP EXEMPTION.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 8 Pro Forma Comparative Valuation Analysis BCSB Bancorp and the Comparative Group Computed from Market Price Data as of June 1, 2007

[TABLE OMITTED]
IN ACCORDANCE WITH RULE 202 OF REGULATION S-T,
THIS FIGURE IS BEING FILED IN PAPER PURSUANT TO A
CONTINUING HARDSHIP EXEMPTION.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 9

Pro Forma Assumptions for Full Conversion Valuation

1.	The total amount of the net offering proceeds from the sale of the 63.5% MHC owned interest to the public was fully invested at the beginning of the applicable period.

2.	The net offering proceeds are invested to yield a return of 4.90%, which represented the yield on one-year U.S. Treasury securities at March 31, 2007. The effective income tax rate was assumed to be 34.0%, resulting in a net after-tax yield of 3.23%.

3.	It is assumed that 8.0% of the total shares outstanding following the conversion, less the current 182,930 shares, to be adjusted for the exchange ratio, that have been issued by the Company’s employee stock ownership plan (“ESOP”), will be acquired by the Company’s ESOP. Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP purchase. The annual expense is estimated based on a fifteen-year period. No reinvestment is assumed on proceeds used to fund the ESOP.

4.	Assumes that open market purchases of shares equal to 4.0% of the total shares outstanding following the conversion with proceeds from the offering, less the current 91,464 shares, to be adjusted for the exchange ratio, that have been awarded under the historical management recognition plan (“RSP”). Pro forma adjustments have been made to earnings and equity to reflect the impact of the RSP. The annual expense is estimated based on a five-year vesting period. No reinvestment is assumed on proceeds used to fund the RSP.

5.	The adjustment to pro forma net income for stock options reflects the compensation expense associated with the stock options that may be granted, if the plan is approved by stockholders. A number of shares equal to 10% of the total outstanding shares following the conversion, less the existing 228,660 option shares, to be adjusted for the exchange ratio, is assumed. We assumed that the options would vest at a rate of 20% per year and that compensation expense would be recognized on a straight-line basis over the 5-year vesting period.

6.	Fixed offering expenses are estimated at $1,000,000.

7.	Marketing fees for the stock offering are estimated at 1.0% of the amount of stock sold in the subscription offering, excluding sales to directors, officers, employees, and stock-benefit plans. 40% of the stock was assumed to be sold in subscription, with the remaining 60% sold in a syndicated offering, whereby fees are equal to 6.5% of the stock sold.

8.	No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the offering.

9.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 10 Pro Forma Second-Stage Stock Offering Range BSB Bankcorp, Inc. Historical Financial Data as of March 31, 2007 (Dollars in Thousands, Except Per Share Data)

[TABLE OMITTED]
IN ACCORDANCE WITH RULE 202 OF REGULATION S-T,
THIS FIGURE IS BEING FILED IN PAPER PURSUANT TO A
CONTINUING HARDSHIP EXEMPTION.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 11 Pro Forma Fully Converted Analysis at Midpoint BCSB Bancorp Historical Financial Data as of March 31, 2007

[TABLE OMITTED]
IN ACCORDANCE WITH RULE 202 OF REGULATION S-T,
THIS FIGURE IS BEING FILED IN PAPER PURSUANT TO A
CONTINUING HARDSHIP EXEMPTION.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 12 Comparative Valuation Ratio Differential Pro Forma Stock Offering Valuation Computed from Market Price Data as of June 1, 2007

[TABLE OMITTED]
IN ACCORDANCE WITH RULE 202 OF REGULATION S-T,
THIS FIGURE IS BEING FILED IN PAPER PURSUANT TO A
CONTINUING HARDSHIP EXEMPTION.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 13

Financial Performance and Market Valuation Data for All Public Thrifts

Based on Closing Market Prices as of June 1, 2007

Company	Ticker	State	Total Assets ($Mil.)	LTM ROA (%)	LTM ROE (%)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Closing Price 6/1/07 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
All Public Thrifts (non-MHCs)
Alaska Pacific Bancshares, Inc.	AKPB	AK	176	0.64	6.60	10.16	10.16	25.25	16.2	14.4	14.4	90.6	90.7	9.21	1.58
Allied First Bancorp, Inc.	AFBA	IL	158	0.27	4.14	6.84	NA	16.25	8.3	19.1	19.1	77.0	80.9	5.27	—
AMB Financial Corp.	AMFC	IN	180	0.23	2.85	8.06	8.06	15.50	16.1	38.8	41.3	111.1	111.1	8.95	2.32
Ameriana Bancorp	ASBI	IN	437	(0.27)	(3.49)	7.41	7.23	10.71	32.0	NM	NM	98.8	101.5	7.33	1.49
American Bancorp of New Jersey, Inc.	ABNJ	NJ	554	0.24	1.04	19.64	19.64	10.68	136.2	NM	106.3	125.1	125.1	24.57	1.50
American Bank Holdings, Inc.	ABKH	MD	384	0.98	11.93	7.66	7.66	24,000.00	37.9	11.6	NA	129.0	129.0	9.88	—
Anchor BanCorp Wisconsin Inc.	ABCW	WI	4,506	0.98	12.94	7.47	7.06	28.58	625.2	14.7	14.6	185.0	196.7	13.82	2.38
ASB Financial Corp.	ASBN	OH	211	0.73	8.73	8.30	NA	20.00	31.8	21.1	21.2	NA	NA	NA	3.40
Astoria Financial Corporation	AF	NY	21,394	0.75	12.97	5.69	4.87	26.87	2,615.1	15.9	15.9	201.7	237.8	11.48	3.87
B of I Holding, Inc.	BOFI	CA	847	0.42	4.57	8.62	8.62	7.49	62.0	21.4	23.5	91.2	91.2	7.36	—
BancAffiliated, Inc.	BAFI	TX	119	0.78	9.33	8.39	8.37	26.50	7.3	NA	NA	NA	NA	NA	—
Bank Mutual Corporation	BKMU	WI	3,644	0.57	3.82	13.85	12.52	11.94	660.6	35.1	35.1	135.4	153.3	18.75	2.68
BankAtlantic Bancorp, Inc.	BBX	FL	6,380	0.23	2.74	8.07	6.95	9.50	524.8	41.3	163.4	110.3	129.7	8.91	1.73
BankFinancial Corporation	BFIN	IL	1,567	0.52	2.58	19.76	18.10	16.65	385.9	42.7	43.2	124.6	138.9	24.63	1.68
BankUnited Financial Corporation	BKUNA	FL	13,943	0.74	13.24	5.77	5.58	22.91	822.2	8.8	8.8	104.9	108.8	6.00	0.09
Benjamin Franklin Bancorp, Inc.	BFBC	MA	891	0.45	3.72	12.23	8.47	15.38	125.8	29.6	NA	109.9	165.6	13.44	1.56
Berkshire Hills Bancorp, Inc.	BHLB	MA	2,175	0.53	4.40	12.10	6.92	32.69	288.6	25.3	NA	109.4	202.7	13.24	1.71
BFC Financial Corporation	BFF	FL	7,524	(0.03)	(1.42)	2.35	1.34	4.30	152.7	NM	NA	95.3	181.7	2.05	—
Blue River Bancshares, Inc.	BRBI	IN	231	0.25	3.10	7.79	6.42	6.35	22.3	42.3	42.3	123.5	152.1	9.63	1.42
Broadway Financial Corporation	BYFC	CA	305	0.59	8.87	6.69	6.69	11.00	18.0	12.1	12.1	101.0	101.0	5.96	1.82
Brookline Bancorp, Inc.	BRKL	MA	2,351	0.86	3.49	24.14	22.48	12.02	737.0	36.4	36.4	129.8	142.4	31.33	2.83
Carver Bancorp, Inc.	CNY	NY	736	0.37	5.24	7.02	6.20	16.27	40.8	16.1	10.9	79.1	90.3	5.55	2.21
CCSB Financial Corp.	CCFC	MO	97	(0.11)	(0.82)	13.55	13.55	14.15	11.9	NM	NM	90.9	90.9	12.32	—
Central Bancorp, Inc.	CEBK	MA	565	0.27	3.78	7.21	6.84	28.32	46.4	27.5	34.6	113.9	120.5	8.21	2.54
Central Federal Corporation	CFBK	OH	241	0.12	0.93	11.99	11.99	6.70	30.6	NM	111.7	105.9	105.9	12.69	5.37
CFS Bancorp, Inc.	CITZ	IN	1,237	0.42	4.01	10.54	10.45	14.85	163.0	30.9	34.7	125.0	126.2	13.17	3.23
Chicopee Bancorp, Inc.	CBNK	MA	464	(0.53)	(2.67)	23.46	23.46	16.15	120.2	NA	NA	110.3	110.3	25.88	—
Citizens Community Bancorp, Inc.	CZWI	WI	302	0.09	0.50	25.68	23.88	9.23	65.7	NM	NM	84.6	93.2	21.73	2.17
Citizens First Bancorp, Inc.	CTZN	MI	1,792	0.54	5.40	10.02	9.39	22.64	190.7	19.4	19.4	107.2	115.2	10.74	1.59
Citizens South Banking Corporation	CSBC	NC	738	0.78	6.64	11.61	7.66	12.77	101.6	18.0	17.9	119.2	188.7	13.84	2.51
CKF Bancorp, Inc.	CKFB	KY	158	0.81	7.93	10.26	9.64	15.80	20.9	15.8	15.8	125.4	134.5	12.87	4.56
Coddle Creek Financial Corp.	CDLX	NC	153	0.27	2.16	13.19	13.19	28.00	17.6	40.0	40.0	NA	NA	NA	3.57
Community Financial Corporation	CFFC	VA	463	0.93	11.16	8.33	8.33	11.70	50.3	12.6	12.6	130.3	130.3	10.85	2.22
Community First Bancorp, Inc.	CFBC	KY	79	(0.90)	(24.93)	3.08	3.08	7.40	2.5	NM	NM	95.6	95.6	2.95	—

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 13

Financial Performance and Market Valuation Data for All Public Thrifts

Based on Closing Market Prices as of June 1, 2007

Company	Ticker	State	Total Assets ($Mil.)	LTM ROA (%)	LTM ROE (%)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Closing Price 6/1/07 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
Community Investors Bancorp, Inc.	CIBN	OH	136	0.54	6.13	8.17	8.17	14.55	12.8	NA	NA	115.5	115.5	9.43	2.75
Crazy Woman Creek Bancorp Incorporated	CRZY	WY	125	0.71	8.02	8.48	8.35	20.00	12.8	16.7	17.5	120.8	122.9	10.24	2.40
Dime Community Bancshares, Inc.	DCOM	NY	3,300	0.89	9.59	8.64	7.08	13.62	489.7	17.0	17.7	172.2	208.3	14.88	4.11
Downey Financial Corp.	DSL	CA	15,238	1.18	14.83	9.45	9.43	73.69	2,052.6	10.3	10.4	142.6	142.9	13.47	0.65
DSA Financial Corporation	DSFN	IN	111	0.61	3.80	15.36	15.36	13.00	21.8	32.5	37.1	127.9	127.9	19.64	3.23
East Side Financial, Inc.	ESDF	IL	137	0.29	3.23	8.81	8.81	39.00	11.1	NA	NA	91.6	91.6	8.07	0.51
East Texas Financial Services, Inc.	ETFS	TX	223	0.21	2.24	9.85	8.96	16.70	21.8	45.1	45.1	99.6	110.6	9.81	1.20
ebank Financial Services, Inc.	EBDC	GA	145	(0.13)	(1.62)	6.68	6.68	0.87	6.3	NA	NA	NA	NA	NA	—
Elmira Savings Bank, FSB	ESBK	NY	376	0.47	7.08	6.59	6.54	27.49	36.3	22.0	16.2	146.3	147.6	9.64	3.20
ESB Financial Corporation	ESBF	PA	1,905	0.51	7.84	6.88	4.65	11.15	142.8	14.9	15.5	109.0	165.0	7.50	3.59
Federal Trust Corporation	FDT	FL	707	0.33	4.57	7.73	7.73	8.70	81.7	32.2	32.9	148.7	148.7	11.49	1.84
FFD Financial Corporation	FFDF	OH	170	1.02	9.15	10.44	10.44	16.25	18.0	11.4	11.5	101.5	101.5	10.60	3.45
FFW Corporation	FFWC	IN	291	1.03	11.77	8.72	NA	25.75	31.3	10.9	11.9	123.5	NA	10.77	2.95
Fidelity Bancorp, Inc.	FSBI	PA	728	0.56	9.41	6.34	5.99	17.70	52.9	13.1	15.8	114.6	121.9	7.27	3.16
Fidelity Federal Bancorp	FDLB	IN	219	0.38	5.60	7.04	7.04	20.00	16.8	16.4	18.9	108.5	108.5	7.64	5.00
First Bancorp of Indiana, Inc.	FBEI	IN	364	0.24	2.48	9.35	7.60	17.09	31.5	37.2	37.2	92.2	115.7	8.62	3.51
First Bancshares, Inc.	FBSI	MO	242	(0.13)	(1.14)	11.03	10.92	16.89	26.2	NM	NA	98.4	99.5	10.85	—
First BancTrust Corporation	FBTC	IL	299	0.36	4.02	8.87	8.48	11.78	27.0	26.2	NA	101.8	107.0	9.03	2.04
First Capital Bancshares, Inc.	FCPB	SC	57	1.17	12.42	9.26	9.26	10.10	5.7	9.3	NA	108.3	108.3	10.04	—
First Capital, Inc.	FCAP	IN	451	0.79	8.12	9.86	8.69	18.00	51.1	14.6	14.6	115.0	132.2	11.34	3.78
First Clover Leaf Financial Corp.	FCLF	IL	378	0.74	3.02	24.74	22.42	11.00	99.8	42.3	38.3	106.7	121.4	26.40	2.18
First Community Bank Corporation of America	FCFL	FL	402	0.96	10.86	8.62	8.53	16.95	69.0	20.7	21.6	199.0	201.5	17.16	—
First Defiance Financial Corp.	FDEF	OH	1,518	1.02	9.74	10.84	8.39	27.70	199.4	13.0	13.3	121.7	161.4	13.18	3.61
First Federal Bancshares of Arkansas, Inc.	FFBH	AR	835	0.64	7.12	8.90	8.90	23.98	116.9	22.0	22.0	157.3	157.3	13.99	2.67
First Federal Bankshares, Inc.	FFSX	IA	648	0.52	4.50	10.82	8.20	18.90	64.2	20.3	24.3	91.6	124.4	9.91	2.22
First Federal of Northern Michigan Bancorp, Inc.	FFNM	MI	272	0.10	0.77	12.83	11.57	9.06	26.1	NM	91.4	77.8	87.5	9.99	2.21
First Financial Holdings, Inc.	FFCH	SC	2,691	1.04	15.05	7.04	6.24	33.44	399.0	14.8	14.9	211.1	240.1	14.85	2.99
First Franklin Corporation	FFHS	OH	331	0.40	5.14	7.76	7.76	16.57	27.9	21.5	59.2	108.3	108.3	8.41	2.17
First Independence Corporation	FFSL	KS	184	0.68	7.61	9.00	9.00	18.75	16.5	13.4	NA	99.7	99.7	8.97	3.73
First Keystone Financial, Inc.	FKFS	PA	522	0.16	2.79	6.65	6.65	19.34	47.0	47.2	106.3	135.3	135.3	9.00	—
First Mutual Bancshares, Inc.	FMSB	WA	1,057	1.01	16.36	6.85	6.85	22.15	148.2	13.9	14.3	204.7	204.7	14.02	1.63
First Niagara Financial Group, Inc.	FNFG	NY	7,983	1.10	6.37	16.96	8.31	13.95	1,502.5	17.2	17.8	107.1	241.8	18.17	3.73
First Niles Financial, Inc.	FNFI	OH	96	0.59	3.62	16.65	16.65	12.00	16.6	27.3	59.4	103.9	103.9	17.30	5.33
First PacTrust Bancorp, Inc.	FPTB	CA	788	0.57	5.75	10.56	10.56	25.00	110.1	22.5	22.5	125.1	125.1	13.21	2.96
First Place Financial Corp.	FPFC	OH	3,095	0.82	8.02	10.67	7.60	21.27	370.8	14.5	13.6	112.7	163.5	12.02	2.91

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 13

Financial Performance and Market Valuation Data for All Public Thrifts

Based on Closing Market Prices as of June 1, 2007

Company	Ticker	State	Total Assets ($Mil.)	LTM ROA (%)	LTM ROE (%)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Closing Price 6/1/07 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
First Star Bancorp, Inc.	FSSB	PA	572	0.56	9.77	6.42	6.42	35.00	20.6	8.5	NA	56.8	56.8	3.61	0.11
FirstFed Financial Corp.	FED	CA	8,533	1.33	19.66	8.56	8.56	64.47	1,065.0	8.3	8.3	146.4	146.5	12.54	—
Flagstar Bancorp, Inc.	FBC	MI	15,432	0.42	7.93	5.17	5.17	12.95	782.8	13.1	11.8	101.3	101.3	5.23	3.09
Flushing Financial Corporation	FFIC	NY	2,941	0.79	10.37	7.47	6.90	16.78	354.3	15.4	15.8	161.2	175.6	12.04	2.86
FPB Financial Corp.	FPBF	LA	139	0.78	12.45	6.36	6.36	40.65	11.5	10.8	NA	130.0	130.0	8.26	1.18
Franklin Bank Corp.	FBTX	TX	4,853	0.40	4.26	9.07	5.96	16.84	397.7	26.7	16.6	110.6	211.3	8.22	—
Great American Bancorp, Inc.	GTPS	IL	147	1.05	8.67	11.83	11.54	33.20	22.1	15.0	15.0	126.7	130.4	15.00	1.33
Great Lakes Bancorp, Inc.	GLK	NY	905	(0.16)	(1.11)	14.99	14.99	13.98	152.7	NM	NM	112.6	112.6	16.87	—
Great Pee Dee Bancorp, Inc.	PEDE	SC	219	0.77	6.21	12.48	12.27	16.19	29.0	16.9	16.1	106.0	108.2	13.24	3.95
GS Financial Corp.	GSLA	LA	169	1.13	7.33	16.14	16.14	20.34	25.1	12.8	12.5	92.3	92.3	14.89	1.97
Guaranty Bancorp, Inc.	GUAA	NH	300	0.87	10.48	8.82	8.82	34.00	33.0	13.3	NA	124.9	124.9	11.01	—
Hampden Bancorp, Inc.	HBNK	MA	511	NA	NA	19.91	19.91	11.60	92.2	NA	NA	90.7	90.7	18.05	1.03
Harleysville Savings Financial Corporation	HARL	PA	764	0.47	7.49	6.44	6.44	16.49	64.7	17.9	18.5	129.7	129.7	8.36	4.12
Harrington West Financial Group, Inc.	HWFG	CA	1,126	0.70	12.09	6.14	5.61	16.99	94.2	11.9	11.7	136.1	150.0	8.36	2.94
HF Financial Corp.	HFFC	SD	996	0.53	8.88	6.20	5.73	17.55	70.2	13.8	21.2	113.3	123.2	7.02	2.39
High Country Bancorp, Inc.	HCBC	CO	201	0.47	5.20	9.06	9.06	18.05	15.6	11.5	NA	85.4	85.4	7.74	2.77
Hingham Institution for Savings	HIFS	MA	699	0.64	8.35	7.51	7.51	32.79	69.5	16.2	16.2	132.2	132.2	9.93	2.44
HMN Financial, Inc.	HMNF	MN	1,117	0.90	9.36	8.49	8.17	34.57	148.9	15.4	15.5	157.1	163.8	13.33	2.89
Home City Financial Corporation	HCFL	OH	140	0.38	4.16	9.64	9.51	15.90	12.8	23.4	23.4	94.6	96.1	9.12	3.02
Home Financial Bancorp	HWEN	IN	74	0.22	2.28	10.02	10.02	4.80	6.5	40.0	NA	87.3	87.3	8.75	2.50
Home Loan Financial Corporation	HLFN	OH	163	0.63	5.42	11.50	11.50	15.00	22.6	22.7	22.7	120.3	120.3	13.84	5.33
HopFed Bancorp, Inc.	HFBC	KY	770	0.51	7.24	6.90	5.87	15.95	57.5	15.6	14.9	108.6	128.9	7.49	3.01
Horizon Financial Services Corporation	HZFS	IA	132	(0.34)	(3.79)	8.31	8.31	10.00	7.8	NM	NM	71.1	71.1	5.90	2.80
Hudson City Bancorp, Inc.	HCBK	NJ	37,465	0.85	5.70	12.89	12.51	13.19	7,180.9	25.4	25.4	139.3	144.2	17.96	2.43
Independence Federal Savings Bank	IFSB	DC	161	(1.74)	(21.28)	7.80	7.80	10.00	15.5	NM	NM	123.7	123.7	9.65	—
Indian Village Bancorp, Inc.	IDVB	OH	104	(0.20)	(2.67)	7.89	7.89	20.20	8.8	NM	NA	102.3	102.3	8.08	0.79
IndyMac Bancorp, Inc.	IMB	CA	29,694	1.00	16.57	6.92	6.57	33.89	2,493.9	7.8	7.7	121.3	128.4	8.40	5.90
Jefferson Bancshares, Inc.	JFBI	TN	330	0.44	1.94	22.33	22.33	11.94	76.9	49.8	45.7	104.6	104.6	23.37	2.01
KNBT Bancorp, Inc.	KNBT	PA	2,907	0.80	6.68	12.44	8.24	15.22	419.9	17.3	21.5	110.6	174.5	13.76	2.63
KS Bancorp, Inc.	KSBI	NC	303	0.75	12.86	5.80	5.80	31.50	41.3	19.1	19.0	234.4	234.4	13.61	1.65
Legacy Bancorp, Inc.	LEGC	MA	823	0.28	1.52	17.56	17.25	15.02	153.9	62.6	48.3	106.5	108.8	18.70	1.07
Lexington B&L Financial Corp.	LXMO	MO	143	0.71	6.60	10.48	9.98	26.50	16.7	22.7	NA	NA	NA	NA	1.51
Liberty Bancorp, Inc.	LBCP	MO	299	0.63	4.62	16.40	16.40	10.84	51.6	28.5	28.5	105.3	105.3	17.27	0.92
Logansport Financial Corp.	LOGN	IN	161	0.51	4.75	10.99	10.99	16.60	14.5	17.7	NA	81.8	81.8	9.00	3.61
LSB Corporation	LSBX	MA	560	0.12	1.11	10.58	10.58	17.25	79.4	NM	NA	134.0	134.0	14.19	3.25

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 13

Financial Performance and Market Valuation Data for All Public Thrifts

Based on Closing Market Prices as of June 1, 2007

Company	Ticker	State	Total Assets ($Mil.)	LTM ROA (%)	LTM ROE (%)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Closing Price 6/1/07 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
LSB Financial Corp.	LSBI	IN	362	0.88	9.39	9.74	9.74	25.22	40.3	12.8	12.8	114.3	114.3	11.13	3.17
Malaga Financial Corporation	MLGF	CA	677	0.85	NA	NA	NA	10.95	63.2	11.8	11.8	NA	NA	NA	2.92
MASSBANK Corp.	MASB	MA	828	0.86	6.96	13.12	13.00	32.82	142.4	19.5	20.6	131.1	132.4	17.19	3.41
Mayflower Bancorp, Inc.	MFLR	MA	239	0.46	5.97	8.11	8.09	10.20	21.3	19.3	19.3	110.2	110.5	8.94	3.92
Meta Financial Group, Inc.	CASH	IA	729	0.07	1.12	6.13	5.69	37.90	97.2	NM	NM	216.9	234.8	13.30	1.37
MFB Corp.	MFBC	IN	502	0.73	9.36	8.15	7.50	33.86	44.6	12.7	13.6	109.3	119.5	8.91	1.95
Midland Capital Holdings Corporation	MCPH	IL	125	0.64	6.08	10.93	10.93	42.00	15.7	19.2	19.5	114.4	114.4	12.51	2.29
Monadnock Bancorp, Inc.	MNKB	NH	96	0.10	1.07	10.21	10.02	6.75	8.7	NM	94.2	89.1	91.0	9.09	—
Mutual Community Savings Bank, Inc., SSB	MTUC	NC	94	(0.40)	(5.49)	7.06	7.06	8.20	3.0	NM	NM	45.0	45.0	3.18	4.02
MutualFirst Financial, Inc.	MFSF	IN	945	0.44	4.83	9.27	NA	18.40	80.0	18.4	18.4	91.5	110.3	8.48	3.26
NASB Financial, Inc.	NASB	MO	1,546	1.24	12.36	9.76	9.59	36.29	290.7	15.9	16.1	193.2	197.1	18.87	2.48
NetBank, Inc.	NTBK	GA	3,687	(4.66)	(59.48)	6.21	5.08	0.30	15.9	NM	NM	6.9	8.6	0.43	—
New England Bancshares, Inc.	NEBS	CT	284	0.36	1.70	20.15	19.68	12.74	68.1	67.1	NA	119.0	122.6	23.97	0.94
New Hampshire Thrift Bancshares, Inc.	NHTB	NH	655	0.71	9.83	7.19	5.44	15.21	61.8	14.0	14.2	131.2	176.9	9.44	3.42
New York Community Bancorp, Inc.	NYB	NY	27,978	0.81	6.39	13.27	5.69	17.60	5,516.0	22.3	20.3	139.9	354.1	18.56	5.68
NewAlliance Bancshares, Inc.	NAL	CT	7,978	0.65	3.50	17.94	11.37	16.72	1,896.9	35.6	34.2	132.5	226.0	23.77	1.56
Newport Bancorp, Inc.	NFSB	RI	304	(0.49)	(2.92)	19.87	19.87	13.56	66.2	NA	NA	109.6	109.6	21.79	—
North Central Bancshares, Inc.	FFFD	IA	511	0.91	10.87	8.20	7.30	40.10	54.8	12.3	12.3	130.7	148.2	10.71	3.49
Northeast Indiana Bancorp, Inc.	NIDB	IN	226	0.50	4.90	10.66	10.44	15.70	21.1	18.1	19.3	87.5	89.5	9.33	4.08
NorthWest Indiana Bancorp	NWIN	IN	613	1.00	12.69	8.28	8.28	29.80	83.6	13.4	13.4	164.6	164.6	13.62	4.83
OC Financial, Inc.	OCFL	OH	72	(1.12)	(10.82)	9.07	9.07	10.81	6.1	NM	NM	92.7	92.7	8.40	—
OceanFirst Financial Corp.	OCFC	NJ	2,048	0.14	2.18	6.12	6.11	17.99	221.6	NM	81.5	176.9	176.9	10.82	4.45
Ohio Savings Financial Corporation	OHSF	OH	18,092	0.95	12.70	7.25	7.25	11,775.00	1,974.1	NA	NA	NA	NA	NA	—
Osage Bancshares, Inc.	OSBK	OK	126	0.71	5.01	27.90	27.90	9.39	33.8	40.8	40.8	96.2	96.2	26.85	2.98
Pamrapo Bancorp, Inc.	PBCI	NJ	640	0.93	10.02	9.17	9.17	20.99	104.4	17.5	18.4	178.0	178.0	16.33	4.38
Park Bancorp, Inc.	PFED	IL	221	(0.05)	(0.36)	14.31	14.31	33.90	42.2	NM	NM	129.9	129.9	18.60	2.12
Parkvale Financial Corporation	PVSA	PA	1,825	0.71	10.58	7.06	5.43	29.83	168.6	12.9	13.2	131.2	173.6	9.26	2.68
Partners Trust Financial Group, Inc.	PRTR	NY	3,727	0.57	4.36	13.20	6.92	11.09	483.5	22.2	21.4	98.2	201.6	12.97	2.52
Peoples Bancorp	PFDC	IN	493	0.58	4.53	12.58	12.14	19.10	60.1	21.7	21.9	97.0	101.0	12.19	3.98
Peoples Community Bancorp, Inc.	PCBI	OH	1,012	(0.51)	(5.94)	8.63	5.89	15.75	76.1	NM	NM	87.2	131.5	7.52	3.81
People’s United Financial, Inc.	PBCT	CT	11,602	1.15	9.21	11.71	10.91	20.28	6,100.9	49.5	43.6	445.7	482.9	52.20	2.63
Peoples-Sidney Financial Corporation	PSFC	OH	139	0.79	6.99	11.15	11.15	12.85	17.5	15.9	15.9	113.0	113.0	12.61	4.98
Perpetual Federal Savings Bank	PFOH	OH	358	0.94	6.25	15.60	15.60	25.00	61.8	17.9	18.0	110.7	110.7	17.27	4.00
PFF Bancorp, Inc.	PFB	CA	4,554	1.23	14.41	8.72	8.70	30.17	724.6	13.4	13.5	183.2	183.7	15.98	2.52
Prince George’s Federal Savings Bank	PCGO	MD	98	0.98	8.25	12.21	12.21	25.25	22.8	22.8	24.6	193.6	193.6	23.64	2.97

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 13

Financial Performance and Market Valuation Data for All Public Thrifts

Based on Closing Market Prices as of June 1, 2007

Company	Ticker	State	Total Assets ($Mil.)	LTM ROA (%)	LTM ROE (%)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Closing Price 6/1/07 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
Provident Financial Holdings, Inc.	PROV	CA	1,770	0.78	9.65	7.43	7.43	24.97	162.3	12.9	NA	124.2	124.2	9.23	2.88
Provident Financial Services, Inc.	PFS	NJ	5,696	0.88	4.95	17.83	NA	16.83	1,122.4	20.0	20.4	103.8	179.6	18.50	2.38
Provident New York Bancorp	PBNY	NY	2,801	0.71	4.91	14.73	9.17	13.76	583.3	29.3	29.8	141.3	242.7	20.81	1.45
Pulaski Financial Corp.	PULB	MO	1,064	1.02	12.56	7.45	7.06	16.00	159.7	16.8	17.1	201.3	213.4	15.00	2.12
PVF Capital Corp.	PVFC	OH	908	0.56	7.26	7.86	7.86	12.44	96.1	18.9	18.9	134.8	134.8	10.60	2.38
Rainier Pacific Financial Group, Inc.	RPFG	WA	907	0.36	3.70	9.79	NA	20.43	134.2	37.2	37.2	141.0	146.4	13.81	1.27
Redwood Financial, Inc.	REDW	MN	135	0.37	3.44	9.85	7.93	16.25	7.3	23.9	23.9	54.4	69.1	5.36	—
River Valley Bancorp	RIVR	IN	339	0.62	8.71	7.18	7.17	17.40	28.1	13.8	13.5	115.5	115.7	8.30	4.60
Riverview Bancorp, Inc.	RVSB	WA	820	1.43	11.94	12.22	9.31	14.25	166.8	14.1	14.2	166.5	226.9	20.34	2.81
RMG Capital Corporation	RMGC	CA	658	0.63	NA	NA	NA	23.65	63.7	16.3	NA	NA	NA	NA	0.64
Roebling Financial Corp, Inc.	RBLG	NJ	136	0.28	2.20	12.02	12.02	12.24	21.0	55.6	55.6	128.4	128.4	15.44	—
Rome Bancorp, Inc.	ROME	NY	303	0.84	3.08	25.13	25.13	12.44	104.8	41.5	41.5	138.5	138.5	34.81	2.57
Royal Financial, Inc.	RYFL	IL	133	0.02	0.08	24.32	24.32	15.95	41.1	NM	NM	127.3	127.3	30.96	—
San Luis Trust Bank, FSB	SNLS	CA	261	1.59	15.85	10.63	10.63	10.80	47.1	11.1	11.1	169.8	169.8	18.06	2.59
SE Financial Corp.	SEFL	PA	180	(0.20)	(1.41)	13.37	13.37	12.10	27.6	NM	NM	95.9	95.9	12.82	0.99
Security Bancorp, Inc.	SCYT	TN	152	1.16	12.44	9.17	9.17	37.00	15.3	9.8	NA	NA	NA	NA	2.70
Security Federal Bancorp, Inc.	SIYF	AL	72	0.73	4.51	15.80	15.80	16.25	11.3	22.0	NA	98.9	98.9	15.63	3.69
Security Federal Corporation	SFDL	SC	738	0.60	10.32	5.78	5.56	24.75	64.6	15.7	15.7	151.3	157.7	8.75	1.13
Severn Bancorp, Inc.	SVBI	MD	912	1.68	18.34	9.79	9.76	17.60	177.2	11.6	11.6	198.3	199.0	19.42	1.36
SFB Bancorp, Inc.	SFBK	TN	60	1.08	5.26	21.04	21.04	23.25	10.7	17.1	17.1	86.2	86.2	17.88	0.86
Sistersville Bancorp, Inc.	SVBC	WV	53	0.53	3.37	15.56	15.56	15.50	6.1	NA	NA	NA	NA	NA	3.48
South Street Financial Corp.	SSFC	NC	277	0.49	4.91	9.17	9.17	7.95	23.5	18.1	18.1	92.6	92.6	8.48	5.03
Southern Banc Company, Inc.	SRNN	AL	103	(0.10)	(0.66)	14.90	14.90	13.55	10.9	NM	NM	71.0	71.0	10.58	2.58
Southern Community Bancshares, Inc.	SCBS	AL	59	0.56	4.75	13.31	13.31	9.50	6.1	NA	NA	78.0	78.0	10.38	3.47
Sovereign Bancorp, Inc.	SOV	PA	82,194	0.05	0.53	10.58	4.20	23.29	11,107.8	NM	36.1	130.3	365.9	13.51	1.37
State of Franklin Bancshares, Inc.	SFKT	TN	353	0.69	8.67	8.04	8.04	24.60	25.2	NA	NA	NA	NA	NA	—
Sturgis Bancorp, Inc.	STBI	MI	334	1.06	12.15	8.34	6.88	14.10	33.6	10.2	NA	120.8	148.7	10.07	3.40
Superior Bancorp	SUPR	AL	2,452	0.33	3.51	11.36	6.45	10.25	356.3	44.6	39.8	127.5	237.3	14.48	—
Teche Holding Company	TSH	LA	720	1.04	11.43	9.08	8.59	44.50	98.3	14.2	14.3	151.2	160.9	13.73	2.88
TF Financial Corporation	THRD	PA	662	0.86	8.78	10.20	9.58	30.15	88.3	14.6	14.5	123.3	131.7	12.58	2.65
Third Century Bancorp	TDCB	IN	137	0.27	1.79	13.96	13.96	11.50	18.5	50.0	50.0	97.8	97.8	13.65	1.39
Timberland Bancorp, Inc.	TSBK	WA	618	1.41	10.33	12.60	11.59	35.75	129.7	16.0	16.0	167.7	184.3	21.12	2.01
TrustCo Bank Corp NY	TRST	NY	3,245	1.48	19.82	7.40	7.38	9.91	744.4	16.3	16.2	309.3	309.7	22.87	6.46
United Community Financial Corp.	UCFC	OH	2,713	0.85	8.07	10.35	9.18	10.72	328.6	13.9	13.9	117.0	133.7	12.11	3.54
United Tennessee Bankshares, Inc.	UNTN	TN	126	0.70	6.59	10.98	10.58	23.00	19.8	24.7	25.5	143.5	149.5	15.75	1.96

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 13

Financial Performance and Market Valuation Data for All Public Thrifts

Based on Closing Market Prices as of June 1, 2007

Company	Ticker	State	Total Assets ($Mil.)	LTM ROA (%)	LTM ROE (%)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Closing Price 6/1/07 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
United Western Bancorp, Inc.	UWBK	CO	2,104	0.39	7.65	5.22	5.22	25.21	183.0	22.5	NA	166.6	166.6	8.70	0.95
Virginia Savings Bank, FSB	VSBR	VA	173	NA	NA	8.04	8.04	16.25	30.9	NA	NA	239.8	239.8	17.99	2.31
Washington Federal Bank for Savings	WFBS	IL	76	1.12	12.39	9.14	9.14	19.00	2.6	NA	NA	NA	NA	NA	—
Washington Federal, Inc.	WFSL	WA	9,878	1.52	10.96	13.11	12.14	25.30	2,209.5	16.2	16.2	170.6	186.2	22.36	3.24
Washington Mutual, Inc.	WM	WA	319,985	0.97	13.01	7.68	4.84	44.30	39,356.5	12.6	13.9	162.3	269.1	12.23	4.97
Washington Savings Bank, F.S.B.	WSB	MD	430	0.78	5.61	14.68	14.68	8.50	64.5	20.2	NA	102.2	102.2	15.00	1.88
Wayne Savings Bancshares, Inc.	WAYN	OH	406	0.54	6.09	8.52	7.97	13.55	43.3	19.9	19.9	125.1	134.5	10.66	3.54
Wells Financial Corp.	WEFP	MN	271	0.78	8.47	8.91	8.91	29.00	26.9	13.6	13.6	111.4	111.4	9.93	3.59
West Town Bancorp, Inc.	WTWN	IL	55	0.15	2.42	6.19	6.19	15.00	3.2	NA	NA	94.4	94.4	5.84	—
Westfield Financial, Inc.	WFD	MA	1,014	0.61	3.33	28.92	28.92	10.28	328.2	57.1	54.6	111.9	111.9	32.35	1.95
Willow Financial Bancorp, Inc.	WFBC	PA	1,533	0.65	4.85	13.66	6.99	12.18	212.2	19.0	NA	90.9	191.2	12.41	3.78
WSFS Financial Corporation	WSFS	DE	2,948	1.04	15.18	6.76	6.71	67.24	422.8	14.9	NA	212.1	215.0	14.33	0.59
WVS Financial Corp.	WVFC	PA	390	0.84	11.90	7.89	7.89	16.65	38.6	11.0	11.0	125.7	125.7	9.91	3.84

Average	NA	NA	4,169	0.54	5.63	10.80	10.04	210.59	568.5	21.7	27.0	125.1	141.4	13.24	2.29
Median	NA	NA	464	0.62	5.97	9.27	8.59	16.65	60.1	17.5	18.5	115.0	128.1	12.19	2.40

Source: SNL Financial.